Exhibit 23.1
DeGolyer and MacNaughton
5001 Spring Valley Road, Suite 800E
Providence Towers
Dallas, Texas 75244
December 6, 2005
Denbury Resources Inc.
5100 Tennyson Parkway Suite 3000
Plano, Texas 75024
Ladies and Gentlemen:
     We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2004 on Certain Properties owned by Denbury Resources Inc. SEC Case,” “Appraisal Report as of December 31, 2003 on Certain Properties owned by Denbury Resources Inc. SEC Case,” and “Appraisal Report as of December 31, 2002 on Certain Properties owned by Denbury Resources Inc. SEC Case” (our Reports) in the Registration Statement on Form S-3 to be filed on or about December 6, 2005, and to the inclusion by reference of the Denbury Resources Inc. Annual Report on Form 10-K for the year ended December 31, 2004.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON